As filed with the Securities and Exchange Commission on December 4, 2013

REGISTRATION NO. 333-192532

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 2

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bitauto Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

New Century Hotel Office Tower, 6/F

No. 6 South Capital Stadium Road

Beijing, 100044

The People’s Republic of China

(86-10) 6849-2345

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter X. Huang, Esq.	Alan Seem, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	Shearman & Sterling LLP
30/F, Tower 2, China World Trade Center	Five Palo Alto Square, 6th Floor
No. 1 Jian Guo Men Wai Avenue	3000 El Camino Real
Beijing 100004	Palo Alto, California 94306-2155
The People’s Republic of China	United States of America
+86 (10) 6535-5500	+1 650 838 3600

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value US$0.00004 per share(1)(2)	3,160,000(2)	31.665(3)	100,061,400(3)	US$12,888(4)

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-170313). Each American depositary share represents one ordinary share.
(2)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low trading prices on December 2, 2013 of the Registrant’s American depositary shares listed on the New York Stock Exchange, each representing one ordinary share of the Registrant.
(4)	US$12,880 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 3, 2013

PRELIMINARY PROSPECTUS

2,749,200 American Depositary Shares

Bitauto Holdings Limited

Representing 2,749,200 Ordinary Shares

We are offering 1,264,855 American Depositary Shares, or ADSs, and the selling shareholder identified in this prospectus is offering an additional 1,484,345 ADSs. Each ADS represents one ordinary share, par value US$0.00004 per ordinary share. We will not receive any proceeds from the ADSs sold by the selling shareholder.

Our ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol “BITA.” The last reported sale price of our ADSs on December 2, 2013 was US$32.39 per ADS.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 12.

PRICE US$         PER ADS

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to Selling Shareholder
Per ADS
Total

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 410,800 additional ADSs.

The underwriters expect to deliver the ADSs to purchasers on                 , 2013.

Credit Suisse	Morgan Stanley	Citigroup

Oppenheimer & Co.

The date of this prospectus is             , 2013

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1, Exhibit 5.1, Exhibit 8.1 and Exhibit 23.2 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only the face page, the cover page of the preliminary prospectus, this explanatory note and Part II of the registration statement.

PART II

Information Not Required in Prospectus

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.

Pursuant to the indemnification agreements, the form of which has been filed as Exhibit 10.10 to our registration statement on F-1 (file no. 333-179581), as amended, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

Item 10. Undertakings.

(A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

(C) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on December 4, 2013.

By:	/s/ Bin Li
Name: Bin Li
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 4, 2013.

Signature	Title

/s/ Bin Li	Chairman and Chief Executive Officer (principal executive officer)
Bin Li

/s/ Xuan Zhang	Chief Financial Officer (principal financial and accounting officer)
Xuan Zhang

*	Director
Jingning Shao

*	Director
Dollas S. Clement

*	Director
Erhai Liu

*	Director
Yu Long

*	Director
Sidney Xuande Huang

*	Director
Weihai Qu

*By:	/s/ Bin Li
Name: Bin Li
Attorney-in-Fact

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Bitauto Holdings Limited, has signed this registration statement or amendment thereto in New York, on December 4, 2013.

By:	/s/ Diana Arias
Name: Diana Arias
Title: Senior Manager
Law Debenture Corporate Services Inc.

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement

4.1	Specimen ordinary share certificate representing our ordinary shares, incorporated herein by reference to Exhibit 4.2 to our registration statement on Form F-1, as amended, filed with the SEC (File No. 333-170238) on October 29, 2010.

4.2	Form of Deposit Agreement, incorporated herein by reference to Exhibit (a) to our registration statement on Form F-6 filed with the SEC (File No. 333-170313) on November 3, 2010.

5.1	Opinion of Conyers Dill & Pearman regarding the validity of the Ordinary Shares being registered.

8.1	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal tax matters

8.3*	Opinion of Han Kun Law Offices regarding certain PRC tax matters

23.1*	Consent of Ernst & Young Hua Ming LLP, independent registered public accounting firm.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1 and Exhibit 8.1).

23.3*	Consent of Han Kun Law Offices (included in Exhibit 8.3)

23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2)

23.5*	Consent of iResearch

24.1*	Power of attorney (included on signature page hereof).

*	Previously filed.